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                                                                    EXHIBIT 99.1


[ALTERRA LOGO]


                                                               NEWS
FOR IMMEDIATE RELEASE
CONTACT:
MARK OHLENDORF, CHIEF FINANCIAL OFFICER                           (414) 918-5401

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                          ALTERRA HEALTHCARE ANNOUNCES
  PRELIMINARY DISCUSSIONS REGARDING RESTRUCTURING OF DEBT AND LEASE OBLIGATIONS

(Milwaukee, WI - February 26, 2001) Alterra Healthcare Corporation (AMEX: ALI), an operator of assisted living residences, today announced that it has commenced discussions with its principal lenders and lessors regarding the restructuring of its debt and lease obligations.

The previously announced initiatives by the Company to improve operating results and dispose of underperforming and non-strategic assets are expected to continue to assist the Company in its effort to become cash flow positive. However, as a result of on-going operating losses and significant upcoming debt maturities, the Company expects that its projected cash needs during 2001 and 2002 will exceed its projected identified cash resources. Growth in residence operating cash flow has been slower than projected as a result of (i) increased operating costs, including labor, utilities and liability insurance and, (ii) to a lesser extent, slower fill rates in its pre-stabilized residences and reduction in occupancy levels in certain of its stabilized residences. The Company has debt maturities of in excess of $145.0 million in 2001 and $325.0 million in 2002.

To ensure that Alterra has sufficient cash to maintain operations of all its residences and address the Company's short-term liquidity needs, the Company is seeking lender and lessor consent to defer certain upcoming debt service and lease payments. To address its long-term liquidity and capital needs, including its debt maturities, the Company intends to (i) develop a restructuring plan with its lenders, lessors, convertible debenture holders and joint venture partners, (ii) continue to implement operating initiatives focused on overall rate and occupancy improvement and overhead reductions, (iii) dispose of under-performing and non-strategic residences in order to reduce associated financing costs, operating expenses and to generate cash, and (iv) seek to identify additional equity or equity-linked capital.

The Company has retained Silverman Consulting and Cohen & Steers Capital Advisors to help develop and implement its restructuring plan. No assurance can be given that all of Alterra's lenders and lessors will consent to the requested debt and lease payment deferrals. If such consents are not obtained, Alterra may elect not to make such payments in order to maintain sufficient operating liquidity. As Alterra's principal credit, lease and other financing facilities are cross defaulted, a payment default by Alterra under one such facility could result in Alterra being in default under many other such facilities, including the Company's convertible debentures.

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"Our commitment to our residents and our employees is unchanged. We will continue to honor our obligations to our vendors and trade creditors. We are asking certain of our lenders and lessors to allow us to temporarily suspend debt service and lease payments in order to provide liquidity while we develop a mutually agreeable plan to restructure our obligations to them. Initial discussions with lenders and lessors confirm our mutual interest in a plan that does not adversely impact our residences, our residents or our employees," said Steven L. Vick, President and Chief Operating Officer of Alterra.

Alterra offers supportive and selected healthcare services to our nation's frail elderly and is the nation's largest operator of freestanding Alzheimer's/memory care residences. Alterra currently operates in 28 states.

The Company's common stock is traded on the American Stock Exchange under the symbol "ALI."

The statements in this release relating to matters that are not historical facts are forward-looking statements based on management's beliefs and assumptions using currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements involve a number of risks and uncertainties, including, but not limited to, substantial debt and operating lease payment obligations, operating losses associated with new residences, the need for additional financing and liquidity, the Company's ability to implement its new strategic initiatives and improve cash flow, development and construction risks, risks associated with acquisitions, risks associated with dispositions, competition, governmental regulation and other risks and uncertainties detailed in the reports filed by the Company with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to publicly update such statements.